Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2018 First Quarter Results

First quarter highlights

•	GAAP diluted net earnings per share were $0.81, down 16.5 percent from the year-ago quarter mainly due to impairment of the company’s equity method investment in Guangzhou Pharmaceuticals Corporation; Adjusted diluted net earnings per share were $1.28, an increase of 16.4 percent, up 15.5 percent on a constant currency basis

•	GAAP net earnings attributable to Walgreens Boots Alliance decrease 22.1 percent, to $821 million; Adjusted net earnings attributable to Walgreens Boots Alliance increase 7.8 percent to $1.3 billion, up 7.2 percent on a constant currency basis

•	Sales increase 7.9 percent to $30.7 billion, an increase of 7.2 percent on a constant currency basis

•	GAAP operating income decreases 8.6 percent to $1.3 billion due to a loss from the company’s equity earnings in AmerisourceBergen; Adjusted operating income increases 4.8 percent to $1.8 billion, up 4.4 percent on a constant currency basis

•	GAAP net cash provided by operating activities was $961 million; Free cash flow was $583 million

Fiscal 2018 guidance

•	Company raises the lower end of its guidance for fiscal year 2018 by 5 cents per share and now anticipates adjusted diluted net earnings per share of $5.45 to $5.70

DEERFIELD, Ill., 4 January 2018—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2018 which ended 30 November 2017.

Executive Vice Chairman and CEO Stefano Pessina said, “I am pleased that we delivered another strong performance in the first quarter, led by continued prescription volume and market share growth in Retail Pharmacy USA. At the same time, we continue to position our company for future growth with the acquisition of the first Rite Aid stores following regulatory clearance for the transaction in September. Since the end of the quarter, we announced an agreement to acquire 40 percent of Sinopharm Holding Guoda Drugstores Co., Ltd., a leading retail pharmacy chain in China, where regulatory changes have allowed us to prioritize retail opportunities. We also have accepted an offer to sell part of our investment in our Chinese wholesale partner Guangzhou Pharmaceuticals Corporation for a substantial cash return.” Both transactions in China are subject to regulatory review and approval, and other customary closing conditions.

Overview of First Quarter Results

Fiscal 2018 first quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 22.1 percent to $821 million compared with the same quarter a year ago, while GAAP diluted net earnings per share decreased 16.5 percent to $0.81 compared with the same quarter a year ago. The decreases in GAAP net earnings and GAAP net earnings per share were mainly due to impairment of the company’s equity method investment in Guangzhou Pharmaceuticals. In addition, these decreases reflect a loss from the company’s equity earnings in AmerisourceBergen and benefits from the UK tax rate reduction recorded in the same quarter a year ago.

Adjusted fiscal 2018 first quarter net earnings attributable to Walgreens Boots Alliance1 increased 7.8 percent to $1.3 billion, up 7.2 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 16.4 percent to $1.28, up 15.5 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the first quarter were $30.7 billion, an increase of 7.9 percent from the year-ago quarter, and an increase of 7.2 percent on a constant currency basis.

GAAP operating income in the first quarter was $1.3 billion, a decrease of 8.6 percent from the same quarter a year ago due to a loss from the company’s equity earnings in AmerisourceBergen, which primarily reflects the company’s share of the litigation accrual reported in AmerisourceBergen’s last quarter results. Adjusted operating income in the first quarter was $1.8 billion, an increase of 4.8 percent from the same quarter a year ago, and an increase of 4.4 percent on a constant currency basis.

GAAP net cash provided by operating activities was $961 million in the first quarter, and free cash flow was $583 million.

Share Repurchase Program

During the quarter, the company completed its $5 billion share repurchase program announced in June 2017 and the $1 billion expansion of that program announced in October 2017.

Company Outlook

The company raised the lower end of its guidance for fiscal year 2018 by 5 cents per share and now anticipates adjusted diluted net earnings per share of $5.45 to $5.70.

This guidance does not take into account any impact from the recent U.S. tax legislation, and assumes current exchange rates for the rest of the fiscal year.

First Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had first quarter sales of $22.5 billion, an increase of 8.9 percent over the year-ago quarter. Sales in comparable stores increased 4.7 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 72.4 percent of the division’s sales in the quarter, increased 14.1 percent compared with the year-ago quarter, primarily due to higher prescription volumes, including mail and central specialty following the formation of AllianceRx Walgreens Prime. Comparable pharmacy sales increased 7.4 percent, primarily due to higher volume. Reimbursement pressure and generics had negative impacts on comparable pharmacy sales growth, which was partially offset by brand inflation. The division filled 260.2 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 9.5 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 8.9 percent compared with the same quarter a year ago, primarily due to Medicare Part D growth and volume growth from previously announced strategic pharmacy partnerships. The division’s retail prescription market share on a 30-day adjusted basis in the first quarter increased approximately 110 basis points over the year-ago quarter to 20.6 percent, as reported by IMS Health.

Retail sales decreased 2.8 percent in the first quarter compared with the year-ago period. Comparable retail sales were down 0.9 percent in the quarter, with declines in the consumables and general merchandise category and in the personal care category partially offset by growth in the health and wellness category and in the beauty category.

GAAP gross profit increased 3.0 percent compared with the same quarter a year ago and adjusted gross profit increased 3.7 percent.

GAAP first quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 1.1 percentage points compared with the year-ago quarter, primarily due to sales mix and higher sales. On an adjusted basis, SG&A as a percentage of sales decreased 1.2 percentage points in the same period, for similar reasons.

GAAP operating income in the first quarter increased 1.9 percent from the year-ago quarter to $1.1 billion. Adjusted operating income in the first quarter increased 6.8 percent from the year-ago quarter to $1.4 billion.

On 19 September 2017 the company announced it had secured regulatory clearance for an amended and restated asset purchase agreement to purchase 1,932 stores, three distribution centers and related inventory from Rite Aid Corporation for $4.375 billion in cash and other consideration. As of the end of December, the company had acquired 357 Rite Aid stores. Walgreens Boots Alliance continues to expect ownership of the remaining stores to be transferred in phases, with the goal being to complete the store transfers in spring 2018. These transfers remain subject to closing conditions set forth in the agreement.

The company continues to expect to complete integration of the acquired stores and related assets by the end of fiscal 2020, at an estimated cost of approximately $750 million. As previously announced, the company plans to spend approximately $500 million of capital on store conversions and related activities. The company also continues to expect to realize $300 million in annual synergies within four years of the initial closing of this transaction.

As part of a program to optimize locations, the company continues to expect to close approximately 600 stores and related assets over an 18-month period beginning in spring 2018, resulting in estimated pre-tax charges to the company’s GAAP financial results of approximately $450 million. Cost savings from the program are still anticipated to be approximately $300 million per year and are still expected to be fully delivered by the end of fiscal 2020.

Retail Pharmacy International:

Retail Pharmacy International had first quarter sales of $3.1 billion, an increase of 4.1 percent from the year-ago quarter due to currency translation. Sales decreased 0.8 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 0.7 percent compared with the year-ago quarter. Comparable pharmacy sales decreased 0.1 percent on a constant currency basis. Comparable retail sales decreased 1.0 percent on a constant currency basis, reflecting lower Boots UK retail sales.

GAAP gross profit increased 4.2 percent compared with the same quarter a year ago, due to currency translation. On a constant currency basis, adjusted gross profit decreased 0.8 percent.

GAAP SG&A as a percentage of sales increased 0.2 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased 0.3 percentage point.

GAAP operating income in the first quarter increased 1.1 percent from the year-ago quarter to $184 million, while adjusted operating income decreased 1.4 percent to $210 million, down 5.6 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had first quarter sales of $5.7 billion, an increase of 5.6 percent from the year-ago quarter. On a constant currency basis, comparable sales increased 4.5 percent, which was behind the company’s estimate of market growth, weighted on the basis of country wholesale sales, due to challenging market conditions in certain continental European countries, partially offset by strong performance in emerging markets.

GAAP operating income in the first quarter was $14 million, which included a loss of $112 million from the company’s equity earnings in AmerisourceBergen, compared with GAAP operating income of $160 million in the year-ago quarter, which included a gain of $17 million from the company’s equity earnings in AmerisourceBergen. Adjusted operating income was unchanged at $224 million, up 0.4 percent on a constant currency basis. Excluding adjusted equity earnings from AmerisourceBergen, adjusted operating income was down 10.8 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, 4 January 2018. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 4 January 2018 through 12 January 2018, by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 2745759.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with our store optimization program will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the ability of the parties to satisfy the closing conditions and consummate the phased acquisition of certain assets pursuant to our amended and restated asset purchase agreement with Rite Aid on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the recent U.S. tax legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2017, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 385,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has more than 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

The company ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2017, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2017, using publicly available information for AmerisourceBergen

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585
Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2017	2016
Sales	$30,740	$28,501
Cost of sales	23,399	21,385

Gross profit	7,341	7,116
Selling, general and administrative expenses	5,907	5,686
Equity earnings (loss) in AmerisourceBergen	(112)	17

Operating income	1,322	1,447
Other income (expense)	(137)	1

Earnings before interest and income tax provision	1,185	1,448
Interest expense, net	149	173

Earnings before income tax provision	1,036	1,275
Income tax provision	227	220
Post tax earnings from other equity method investments	13	12

Net earnings	822	1,067
Net earnings attributable to noncontrolling interests	1	13

Net earnings attributable to Walgreens Boots Alliance, Inc.	$821	$1,054

Net earnings per common share:
Basic	$0.82	$0.97
Diluted	$0.81	$0.97
Dividends declared per share	$0.400	$0.375
Weighted average common shares outstanding:
Basic	1,006.1	1,082.1
Diluted	1,011.1	1,088.3

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2017	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,830	$3,301
Accounts receivable, net	6,858	6,528
Inventories	10,010	8,899
Other current assets	983	1,025

Total current assets	19,681	19,753

Non-current assets:
Property, plant and equipment, net	13,693	13,642
Goodwill	15,931	15,632
Intangible assets, net	10,588	10,156
Equity method investments	6,028	6,320
Other non-current assets	697	506

Total non-current assets	46,937	46,256

Total assets	$66,618	$66,009

Liabilities and equity
Current liabilities:
Short-term borrowings	$1,268	$251
Trade accounts payable	13,570	12,494
Accrued expenses and other liabilities	5,183	5,473
Income taxes	496	329

Total current liabilities	20,517	18,547

Non-current liabilities:
Long-term debt	12,737	12,684
Deferred income taxes	2,319	2,281
Other non-current liabilities	4,289	4,223

Total non-current liabilities	19,345	19,188

Total equity	26,756	28,274

Total liabilities and equity	$66,618	$66,009

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$822	$1,067
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	416	419
Deferred income taxes	(63)	(61)
Stock compensation expense	25	26
Equity (earnings) loss from equity method investments	99	(29)
Other	152	81
Changes in operating assets and liabilities:
Accounts receivable, net	(362)	(259)
Inventories	(1,018)	(1,330)
Other current assets	(154)	(109)
Trade accounts payable	1,011	884
Accrued expenses and other liabilities	(222)	(378)
Income taxes	246	217
Other non-current assets and liabilities	9	(3)

Net cash provided by operating activities	961	525

Cash flows from investing activities:
Additions to property, plant and equipment	(378)	(378)
Proceeds from sale leaseback transactions	—	436
Proceeds from sale of other assets	13	26
Business and intangible asset acquisitions, net of cash acquired	(265)	(15)
Other	31	20

Net cash (used for) provided by investing activities	(599)	89

Cash flows from financing activities:
Proceeds and payments from short-term borrowings, net	1,026	49
Proceeds from issuance of debt	110	—
Payments of debt	(92)	(4)
Stock purchases	(2,525)	(457)
Proceeds related to employee stock plans	32	41
Cash dividends paid	(413)	(406)
Other	5	(1)

Net cash used for financing activities	(1,857)	(778)

Effect of exchange rate changes on cash and cash equivalents	24	(45)
Changes in cash and cash equivalents:
Net decrease in cash and cash equivalents	(1,471)	(209)
Cash and cash equivalents at beginning of period	3,301	9,807

Cash and cash equivalents at end of period	$1,830	$9,598

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the first quarter of fiscal 2018 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis increased 4.2 percent, comparable pharmacy sales on a reported currency basis increased 4.7 percent and comparable retail sales on a reported currency basis increased 4.0 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 5.6 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended November 30,
	2017	2016
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$821	$1,054
Adjustments to operating income:
Adjustments to equity earnings in AmerisourceBergen	189	41
Acquisition-related amortization	85	82
Hurricane-related costs	83	—
LIFO provision	54	58
Acquisition-related costs	51	17
Legal settlement	25	—
Cost transformation	—	81

Total adjustments to operating income	487	279
Adjustments to other income (expense):
Impairment of equity method investment	170	—
Net investment hedging gain	(34)	(1)

Total adjustments to other income (expense)	136	(1)
Adjustments to interest expense, net:
Prefunded acquisition financing costs	24	41

Total adjustments to interest expense, net	24	41
Adjustments to income tax provision:
United Kingdom tax rate change[1]	—	(77)
Equity method non-cash tax	(50)	2
Tax impact of adjustments[2]	(123)	(97)

Total adjustments to income tax provision	(173)	(172)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,295	$1,201

Diluted net earnings per common share (GAAP)	$0.81	$0.97
Adjustments to operating income	0.48	0.25
Adjustments to other income (expense)	0.13	—
Adjustments to interest expense, net	0.02	0.04
Adjustments to income tax provision	(0.16)	(0.16)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.28	$1.10

Weighted average common shares outstanding, diluted	1,011.1	1,088.3

[1]	Discrete tax-only items.
[2]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

GROSS PROFIT BY DIVISION

	Three months ended November 30, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,602	$1,224	$522	$(7)	$7,341
Hurricane-related costs	43	—	—	—	43
LIFO provision	54	—	—	—	54

Adjusted gross profit (Non-GAAP measure)	$5,699	$1,224	$522	$(7)	$7,438

Sales	$22,489	$3,083	$5,718	$(550)	$30,740
Gross margin (GAAP)	24.9%	39.7%	9.1%		23.9%
Adjusted gross margin (Non-GAAP measure)	25.3%	39.7%	9.1%		24.2%

	Three months ended November 30, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,439	$1,175	$502	$—	$7,116
LIFO provision	58	—	—	—	58

Adjusted gross profit (Non-GAAP measure)	$5,497	$1,175	$502	$—	$7,174

Sales	$20,659	$2,962	$5,417	$(537)	$28,501
Gross margin (GAAP)	26.3%	39.7%	9.3%		25.0%
Adjusted gross margin (Non-GAAP measure)	26.6%	39.7%	9.3%		25.2%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended November 30, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,476	$1,040	$396	$(5)	$5,907
Acquisition-related amortization	(38)	(26)	(21)	—	(85)
Hurricane-related costs	(40)	—	—	—	(40)
Acquisition-related costs	(51)	—	—	—	(51)
Legal settlement	(25)	—	—	—	(25)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,322	$1,014	$375	$(5)	$5,706

Sales	$22,489	$3,083	$5,718	$(550)	$30,740
Selling, general and administrative expenses percent to sales (GAAP)	19.9%	33.7%	6.9%		19.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.2%	32.9%	6.6%		18.6%

	Three months ended November 30, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,334	$993	$359	$—	$5,686
Acquisition-related amortization	(37)	(25)	(20)	—	(82)
Acquisition-related costs	(17)	—	—	—	(17)
Cost transformation	(72)	(6)	(3)	—	(81)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,208	$962	$336	$—	$5,506

Sales	$20,659	$2,962	$5,417	$(537)	$28,501
Selling, general and administrative expenses percent to sales (GAAP)	21.0%	33.5%	6.6%		20.0%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.4%	32.5%	6.2%		19.3%

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended November 30,
	2017	2016
Equity earnings (loss) in AmerisourceBergen (GAAP)	$(112)	$17
Litigation settlements and other	173	—
Acquisition-related amortization	28	23
Change in fair market value of AmerisourceBergen warrants	—	30
LIFO provision	(12)	(12)

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$77	$58

OPERATING INCOME BY DIVISION

	Three months ended November 30, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,126	$184	$14	$(2)	$1,322
Adjustments to equity earnings in AmerisourceBergen	—	—	189	—	189
Acquisition-related amortization	38	26	21	—	85
Hurricane-related costs	83	—	—	—	83
LIFO provision	54	—	—	—	54
Acquisition-related costs	51	—	—	—	51
Legal settlement	25	—	—	—	25

Adjusted operating income (Non-GAAP measure)	$1,377	$210	$224	$(2)	$1,809

Sales	$22,489	$3,083	$5,718	$(550)	$30,740
Operating margin (GAAP)[2]	5.0%	6.0%	2.2%		4.7%
Adjusted operating margin (Non-GAAP measure)[2]	6.1%	6.8%	2.6%		5.6%

	Three months ended November 30, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,105	$182	$160	$—	$1,447
Adjustments to equity earnings in AmerisourceBergen	—	—	41	—	41
Acquisition-related amortization	37	25	20	—	82
LIFO provision	58	—	—	—	58
Acquisition-related costs	17	—	—	—	17
Cost transformation	72	6	3	—	81

Adjusted operating income (Non-GAAP measure)	$1,289	$213	$224	$—	$1,726

Sales	$20,659	$2,962	$5,417	$(537)	$28,501
Operating margin (GAAP)[2]	5.3%	6.1%	2.6%		5.0%
Adjusted operating margin (Non-GAAP measure)[2]	6.2%	7.2%	3.1%		5.9%

[1]	Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three month period ended November 30, 2017 includes AmerisourceBergen equity earnings for the periods of July 1, 2017 through September 30, 2017. Operating income for the three month period ended November 30, 2016 includes AmerisourceBergen equity earnings for the period of July 1, 2016 through September 30, 2016.
[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

FREE CASH FLOW

	Three months ended November 30,
	2017	2016
Net cash provided by operating activities (GAAP)	$961	$525
Less: Additions to property, plant and equipment	(378)	(378)

Free cash flow (Non-GAAP measure)[1]	$583	$147

[1]	Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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